Exhibit 99.1

SAIC Announces Financial Results for Third Quarter of Fiscal Year 2011

- Revenues: Up 4 percent to $2.87 billion; internal growth 2 percent

- Operating Income: Up 11 percent to $258 million; operating margin 9.0 percent

- Diluted EPS from Continuing Operations: Up 21 percent to $0.41

MCLEAN, Va., Dec. 8, 2010 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the third quarter of fiscal year 2011, which ended October 31, 2010.

“Our employees continue to deliver effectively in support of mission critical customer programs. Strong program execution and improved returns on fixed price contracts contributed to operating profit and earnings per share growth over the same period last year,” said Walt Havenstein, SAIC chief executive officer.

Summary Operating Results

Revenues for the quarter were $2.87 billion, up 4 percent from $2.77 billion in the third quarter of fiscal year 2010. Internal revenue growth, which includes year-over-year performance of acquisitions, represented 2 percent of the consolidated revenue growth for the quarter. Internal revenue growth was driven by increased activity on certain intelligence and command, control and communications contracts.

Operating income for the quarter was $258 million (9.0 percent of revenue), up 11 percent from $233 million (8.4 percent of revenue) in the third quarter of fiscal year 2010. The improvement in operating income was the result of strong program performance, particularly on certain fixed-price contracts, and increased cost recovery on cost reimbursable contracts. Income from continuing operations for the quarter was $154 million, up 14 percent from $135 million in the third quarter of fiscal year 2010.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.41, up 21 percent from $0.34 in the third quarter of fiscal year 2010, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 360 million, down 7 percent from 388 million in the third quarter of fiscal year 2010, due primarily to share repurchases in prior quarters. Diluted earnings per share, which include discontinued operations, were $0.46 for the quarter, up from $0.34 in the third quarter of fiscal year 2010. Discontinued operations for the quarter benefited from the resolution of certain contingencies related to the sale of the company’s former Telcordia subsidiary.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $315 million, compared to $250 million in the third quarter of fiscal year 2010. Days sales outstanding were 69 days in the quarter compared to 70 days in the third quarter of fiscal year 2010.

During the quarter, the company used $218 million to fund the acquisition of Reveal Imaging Technologies, Inc., a leading threat detection products and services company serving customers in the transportation safety industry. As of October 31, 2010, the company had $644 million in cash and cash equivalents and $1.1 billion in long-term debt.

New Business Awards

Net business bookings totaled $3.1 billion in the third quarter, representing an increase of 4 percent from the third quarter of the prior year and contributing to a 14 percent increase on a year-to-date basis over the prior year. The book-to-bill ratio was 1.1 for the third quarter and 1.1 for the first nine months of fiscal year 2011. Large, competitive definite delivery contract awards received during the quarter include:

•

National Aeronautics and Space Administration (NASA) Information Technology (IT) Support. SAIC received a five-year, single-award $321 million contract from NASA to provide a broad range of IT services. Under the contract, which includes an indefinite-delivery/indefinite-quantity (ID/IQ) component, SAIC will provide all services necessary to operate and maintain NASA’s set of integrated enterprise application systems supporting all ten NASA field centers, NASA Headquarters, and the NASA Shared Services Center. The contract is a follow-on effort for the enterprise applications work performed under the Unified NASA Information Technology Services (UNITeS) contract held by SAIC since January 2004.

•

U.S. Citizenship and Immigration Services (USCIS) IT Support. SAIC was awarded two task orders totaling $233 million by the U.S. Department of Homeland Security (DHS) to support the USCIS. Under the first task order, valued at $183 million over five years, SAIC will continue to provide a range of IT services to help USCIS maintain and operate its infrastructure, enhance security, migrate to consolidated data centers and assist in the transformation of USCIS to modern business and infrastructure standards. Under the second task order, valued at $50 million over 57 months, SAIC will continue to help USCIS transition from a decentralized application environment to a service-oriented architecture environment for enterprisewide applications and systems.

•

Naval Surface Warfare Center (NSWC) Engineering Support. Under a five-year, $45 million task order awarded by the NSWC – Crane Division, SAIC will provide engineering, scientific, logistics and data management services to the Spectrum Warfare Systems Department.

•

U.S. Environmental Protection Agency (EPA) Data Center Support. SAIC received a six-year, $42 million task order to provide hosting services to the EPA’s National Computer Center. The server, storage, high-performance computing operations, facility management and disaster recovery services SAIC delivers will support data centers that collect, process and disseminate environmental data used by EPA researchers and enforcement personnel, state and local governments and the public.

•

U.S. Customs and Border Protection (CBP) Tactical Communications Support. Under a two-year, $45 million task order awarded by DHS, SAIC will work with CBP to upgrade Land Mobile Radio communications systems used by law enforcement agents and officers protecting the nation’s borders. The modernization work will include encryption technology to help ensure secure communications, Global Positioning System technology to track agent and officer location, and interoperable digital technology that will allow for greater coverage and user capacity.

•

Geothermal Power Plant Design-Build Support. SAIC was awarded two contracts totaling $36 million to design and build geothermal power plants in Nevada. The first contract, valued at more than $14 million, was awarded by Terra Gen Sierra Holdings, LLC, to design and build a new 6.6 megawatt binary geothermal plant by January of 2012. Under the second contract, awarded by USG Nevada LLC and valued at $22 million over 15 months, SAIC will provide engineering, procurement and construction services for phase one of the San Emidio project – relocation and replacement of an existing geothermal power plant in northwest Nevada.

In addition, SAIC also won several ID/IQ contracts that are not included in net bookings. Awards during the quarter include:

•

Defense Logistics Agency (DLA) Supply Chain Management Support. SAIC received a single-award ID/IQ contract from the DLA to support the Anniston Army Depot in Alabama and the Red River Army Depot in Texas. SAIC will provide supply chain management of industrial hardware and repair parts required for the repair of military vehicles for the U.S. Army, Navy, Air Force and Marine Corps. The eight-year contract has a ceiling value of $241 million.

•

U.S. Army Intelligence Operations Support. Under a multiple award ID/IQ contract, SAIC will provide a full range of multi-discipline intelligence services to the Army Intelligence and Security Command. The five-year contract has a ceiling value of $492 million for all awardees.

•

Centers for Disease Control and Prevention (CDC) IT Support. SAIC received a multiple award ID/IQ contract from the CDC to provide technical services to help the agency optimize its IT investments, ensure data protection, and share information enterprisewide. The ten-year contract has a ceiling value of $3 billion for all awardees of the information management domain.

The company’s backlog of signed business orders at the end of the third quarter of fiscal year 2011 was $16.3 billion, of which $6.3 billion was funded. As compared to the end of the second quarter of fiscal year 2011, total backlog increased 2 percent while funded backlog increased 9 percent. The negotiated unfunded backlog of $10.0 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under ID/IQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Given its operating performance and outlook through the third quarter of the fiscal year, the company is revising its expectations for internal revenue growth and operating profit margin for fiscal year 2011. The revised fiscal year 2011 guidance is:

•	Internal revenue growth of zero percent to two percent compared to fiscal year 2010;

•	Operating income margin up 30 to 50 basis points over fiscal year 2010; and

•	Diluted earnings per share from continuing operations up 14 percent to 18 percent over fiscal year 2010 (unchanged from previous guidance).

With respect to fiscal year 2012, starting on February 1, 2011, the company is simplifying its guidance policy going forward such that the company will provide an outlook of the expected revenue range and the expected range of diluted earnings per share from continuing operations. The company will also provide its expected minimum level of cash flows from continuing operations. The company’s outlook for fiscal year 2012 is:

•	Revenues of $11.2 billion to $11.7 billion;

•	Diluted earnings per share from continuing operations of $1.35 to $1.46; and

•	Cash flows from continuing operations at or above $500 million.

Fiscal year 2011 and 2012 guidance excludes any future charges from the previously announced expiration of the Scottish Power IT outsourcing contract and excludes the impact of potential future acquisitions.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.8 billion for its fiscal year ended January 31, 2010. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans”, “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to effectively acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of December 8, 2010. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2010	2009	2010	2009
Revenues	$2,869	$2,765	$8,348	$8,163
Costs and expenses (a):
Cost of revenues	2,481	2,378	7,221	7,042
Selling, general and administrative expenses	130	154	389	463

Operating income	258	233	738	658
Non-operating income (expense):
Interest income	—	1	1	2
Interest expense	(19)	(19)	(56)	(57)
Other income, net	7	2	5	5

Income from continuing operations before income taxes	246	217	688	608
Provision for income taxes	(92)	(82)	(251)	(231)

Income from continuing operations	154	135	437	377
Discontinued operations:
Income (loss) from discontinued operations before income taxes	26	(1)	77	(5)
Benefit (provision) for income taxes	(8)	1	(28)	2

Income (loss) from discontinued operations	18	—	49	(3)

Net income	$172	$135	$486	$374

Earnings per share (b):
Basic:
Income from continuing operations	$0.42	$0.34	$1.16	$0.94
Income from discontinued operations	0.04	—	0.13	—

	$0.46	$0.34	$1.29	$0.94

Diluted:
Income from continuing operations	$0.41	$0.34	$1.15	$0.93
Income from discontinued operations	0.05	—	0.13	—

	$0.46	$0.34	$1.28	$0.93

Weighted average number of shares outstanding:
Basic	359	384	366	387

Diluted	360	388	368	391

(a)     Effective February 1, 2010, the company updated its disclosure statements with the Defense Contract Management Agency, resulting in certain costs being classified differently as overhead (included in cost of revenues) or general and administrative expenses on a prospective basis. This change has caused a net increase in reported cost of revenues and a net decrease in reported SG&A expenses in fiscal 2011 as compared to fiscal 2010; however, total operating costs were not affected by this change.

(b)     On February 1, 2009, the company adopted an accounting standard regarding earnings per share that requires an allocation of income from continuing operations and net income to the company’s unvested stock awards which are considered participating securities in accordance with the standard. The company’s unvested stock awards are excluded from the weighted average number of shares outstanding. The company allocated the following amounts of income from continuing operations and net income to unvested stock awards for the purposes of calculating earnings per share (EPS):

Income from continuing operations for basic and diluted EPS	$5	$4	$14	$12
Net income for basic and diluted EPS	$6	$4	$15	$12

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$644	$861
Receivables, net	2,203	2,044
Inventory, prepaid expenses and other current assets	324	288

Total current assets	3,171	3,193
Property, plant and equipment, net	361	389
Intangible assets, net	216	106
Goodwill	1,688	1,434
Deferred income taxes	36	103
Other assets	66	70

	$5,538	$5,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,182	$1,191
Accrued payroll and employee benefits	618	512
Income taxes payable	4	—
Notes payable and long-term debt, current portion	3	3

Total current liabilities	1,807	1,706
Notes payable and long-term debt, net of current portion	1,101	1,103
Other long-term liabilities	145	195

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 372 million and 388 million shares issued and outstanding at October 31, 2010 and January 31, 2010, respectively	—	—
Additional paid-in capital	2,112	2,096
Retained earnings	410	239
Accumulated other comprehensive loss	(37)	(44)

Total stockholders’ equity	2,485	2,291

	$5,538	$5,295

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended October 31		Nine Months Ended October 31
	2010	2009	2010	2009
Cash flows from operations:
Net income	$172	$135	$486	$374
Loss (income) from discontinued operations	(18)	—	(49)	3
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	29	24	80	68
Stock-based compensation	27	29	78	80
Excess tax benefits from stock-based compensation	—	(2)	(13)	(16)
Impairment losses	2	—	2	1
Other items	(4)	(3)	(2)	(2)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(158)	(142)	(142)	(212)
Inventory, prepaid expenses and other current assets	46	52	30	63
Deferred income taxes	7	1	3	2
Other assets	2	—	4	4
Accounts payable and accrued liabilities	75	20	(24)	7
Accrued payroll and employee benefits	134	144	110	136
Income taxes payable	7	(6)	9	12
Other long-term liabilities	(6)	(2)	(8)	2

Total cash flows provided by operations	315	250	564	522
Cash flows from investing activities:
Expenditures for property, plant and equipment	(18)	(18)	(53)	(46)
Acquisitions of businesses, net of cash acquired	(218)	(148)	(358)	(157)
Net receipts for purchase price adjustments related to prior year acquisitions	—	—	—	8
Other	5	(2)	6	8

Total cash flows used in investing activities	(231)	(168)	(405)	(187)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(1)	(2)	(17)
Sales of stock and exercises of stock options	8	12	30	46
Repurchases of stock	(3)	(55)	(448)	(331)
Excess tax benefits from stock-based compensation	—	2	13	16

Total cash flows provided by (used in) financing activities	4	(42)	(407)	(286)

Increase (decrease) in cash and cash equivalents from continuing operations	88	40	(248)	49

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	(22)	—	(22)	(1)
Cash provided by (used in) investing activities of discontinued operations	(27)	(2)	54	—

Increase (decrease) in cash and cash equivalents from discontinued operations	(49)	(2)	32	(1)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1	2	(1)	7

Total increase (decrease) in cash and cash equivalents	40	40	(217)	55

Cash and cash equivalents at beginning of period	604	951	861	936

Cash and cash equivalents at end of period	$644	$991	$644	$991

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The company believes that the integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three and nine months ended October 31, 2010 were calculated as follows:

	Three Months Ended October 31, 2010	Nine Months Ended October 31, 2010
Government segment:
Prior year period’s revenues, as reported	$2,649	$7,819
Revenues of acquired businesses for the comparable prior year period	45	177

Prior year period’s revenues, as adjusted	$2,694	$7,996
Current year period’s revenues, as reported	2,778	8,062

Internal revenue growth	$84	$66

Internal revenue growth percentage	3%	1%

Commercial segment:
Prior year period’s revenues, as reported	$118	$349
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$118	$349
Current year period’s revenues, as reported	93	291

Internal revenue growth	$(25)	$(58)

Internal revenue growth percentage	(21)%	(17)%

Total:
Prior year period’s revenues, as reported	$2,765	$8,163
Revenues of acquired businesses for the comparable prior year period	45	177

Prior year period’s revenues, as adjusted	$2,810	$8,340
Current year period’s revenues, as reported	2,869	8,348

Internal revenue growth	$59	$8

Internal revenue growth percentage	2%	—%

SAIC, INC.

FISCAL YEAR 2011 AND 2012 FORWARD GUIDANCE

EXCLUDING FUTURE CHARGES FROM THE SCOTTISH POWER CONTRACT EXPIRATION

(NON-GAAP FINANCIAL MEASURE)

In this release, SAIC, Inc. refers to expectations of operating income margin improvement, growth in diluted earnings per share (EPS) from continuing operations and diluted EPS from continuing operations excluding future charges from the expiration of the Scottish Power IT outsourcing contract, which are non-GAAP financial measures. The company calculates these measures by excluding the expected future Scottish Power related charges from operating income and diluted EPS from continuing operations, the most directly comparable GAAP financial measures.

During fiscal year 2011 and 2012, the company expects to recognize future charges (pre-tax) of $20 million to $30 million from recognition of losses related to the underfunded pension obligations associated with certain employees whose pension plan assets and obligations are expected to transfer to the successor contractor for the Scottish Power contract and from related costs. Because the timing of this loss is uncertain, the company presents its expectations of operating income margin improvement, growth in diluted EPS from continuing operations and diluted EPS from continuing operations, excluding these expected future charges and is unable to reconcile these amounts to the most directly comparable GAAP financial measures. Excluding these expected future charges has the impact of increasing operating margin improvement, diluted EPS from continuing operations growth and diluted EPS from continuing operations.